Santander Holdings USA, Inc. Announces 2024 Stress Capital Buffer
June 28, 2024

The Board of Governors of the Federal Reserve System (the “Federal Reserve”) informed Santander Holdings USA, Inc. (“SHUSA”) on June 26, 2024, of SHUSA’s updated stress capital buffer (“SCB”) requirement, which becomes effective on October 1, 2024. SHUSA’s updated SCB will be 3.5% of its Common Equity Tier 1 capital (CET1) resulting in an overall CET1 capital requirement of 8.0%.

SHUSA’s strong capitalization supports our planned capital actions and the updated SCB is consistent with our long-term capital efficiency objectives.

As a Category IV firm under the Federal Reserve’s tailoring rule, SHUSA was subject to the Federal Reserve’s 2024 Supervisory Stress Test. SHUSA remains in the top half of the firms subject to the Supervisory Stress Test when measured by the minimum forecasted CET1 capital ratio and the decrease from starting to minimum CET1 capital ratio. As of March 31, 2024, SHUSA maintains $5.1 Billion of excess CET1 capital over the 8.0% capital requirement.

The increase in SHUSA’s 2024 SCB from the current 7.0% requirement is a result of an increase in the Federal Reserve’s projected decline in CET1 under the severely adverse scenario, which was last updated in the 2022 cycle, and planned dividends.

SHUSA completes its own stress tests utilizing our internally developed bank holding company stress scenario as well as the scenarios provided by the Federal Reserve. In our 2024 stress testing exercise, SHUSA maintains a strong capital position under all forecasted scenarios, including the exploratory stagflation scenarios included this year. SHUSA’s internal stress scenario includes lower interest rates, high unemployment and large shocks to used car and commercial real estate prices.

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), recognized as one of the world’s most admired companies by Fortune Magazine in 2024, with approximately 166 million customers in the U.S., Europe and Latin America. As the intermediate holding company for Santander’s U.S. businesses, SHUSA is the parent company of financial companies with more than 11,800 employees, 4.5 million customers, and assets of over $165 billion in the fiscal year ended 2023. These include Santander Bank, N.A., Santander Consumer USA Holdings Inc., Banco Santander International, Santander Securities LLC, Santander US Capital Markets LLC and several other subsidiaries. Santander US is recognized as a top 10 auto lender and a top 10 multifamily bank lender, and has a growing wealth management business. For more information about Santander US, please visit www.santanderus.com.

Contacts
Media:
Andrew Simonelli
andrew.simonelli@santander.us